RANGO ENERGY, INC.
400 S. Zang Blvd. Suite 812
Dallas, Texas  75208
T: 1-888-224-6039 F: 1-214-441-2679
www.rangoenergy.com

NEWS RELEASE

Rango Energy Announces Harp Sangha to Continue as CEO

Dallas, Texas (April 1, 2014) - Rango Energy, Inc. (OTCQB: RAGO) ("Rango Energy" or the "Company"), an oil and gas exploration and development company, announces that Harp Sangha, the Company's Chairman, President and Secretary, will continue to serve as CEO of the Company.

Mr. Sangha has served as a director and Chairman of the Board of the Company since June 2012. In addition, in May 2013, he was appointed CEO, President and Secretary of the Company. The Company announced in January 2014 that Mr. Sangha would step down as CEO, but after careful consideration, the Board has determined that it is in the Company's best interests for Mr. Sangha to continue as CEO.

Mr. Sangha has been a driving force for Rango Energy in its efforts to acquire and develop viable projects and exciting opportunities for the Company and its shareholders. The Board looks forward to his continued efforts in successful promotion and leadership of the Company.

About Rango Energy

Rango Energy, Inc. is an exploration stage oil and gas company with a strategy to identify, evaluate, explore, and develop new opportunities for oil and natural gas production across North America.

Safe Harbor Statements

Certain information contained in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates", "intends" or "believes", or that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur", or "be achieved".

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company's filings with the SEC. Such risks and other factors include, among others, the ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability of financing on acceptable terms, accidents, labor disputes, acts of God and other risks of the oil and gas industry including, without limitation, risk of liability under environmental protection legislation, delays in obtaining governmental approvals or permits, title disputes or claims limitations on insurance coverage. The Company believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

For further information please contact:

Rango Energy, Inc.
Phone: 1 (888) 224-6039
www.rangoenergy.com

MZ North America
Ted Haberfield, President
Tel: 760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mzgroup.us